Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Forward Air Corporation 2005 Employee Stock Purchase Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements of Forward Air Corporation, Forward Air Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Forward Air Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Our audits also included the financial statement schedule of Forward Air Corporation listed in Item 15(a) of Form 10-K. This schedule is the responsibility of Forward Air Corporation’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Nashville, Tennessee

June 14, 2005